Exhibit (a)(1)(D)
OFFER TO PURCHASE FOR CASH
Any and All Issued and Outstanding Shares of Common Stock
of
LOGICBIO THERAPEUTICS, INC.
a Delaware corporation
at
$2.07 Per Share
Pursuant to the Offer to Purchase dated October 18, 2022
by
CAMELOT MERGER SUB, INC.
a wholly owned subsidiary of
ALEXION PHARMACEUTICALS, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE FOLLOWING 11:59 P.M. (12:00 MIDNIGHT), NEW YORK CITY TIME, ON TUESDAY, NOVEMBER 15, 2022, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “OFFER EXPIRATION TIME”).

October 18, 2022
To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:
We have been engaged by Camelot Merger Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Alexion Pharmaceuticals, Inc., a Delaware corporation (“Parent”), to act as Information Agent in connection with the Purchaser’s offer to purchase, subject to certain conditions, including the Minimum Tender Condition, the Injunction Condition and the Key Employee Conditions (each as defined in the Offer to Purchase) any and all of the issued and outstanding shares of common stock, par value $0.0001 per share, of LogicBio Therapeutics, Inc., a Delaware corporation (the “Company” and such shares, the “Shares”), at a price of $2.07 per Share, to the seller in cash, without interest (the “Offer Price”), less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase dated October 18, 2022 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal” which, together with the Offer to Purchase and other related materials, as each may be amended, supplemented or otherwise modified from time to time, constitute the “Offer”) enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.
THE BOARD OF DIRECTORS OF THE COMPANY (THE “COMPANY BOARD”), AT A MEETING THEREOF DULY CALLED AND HELD, DULY ADOPTED BY UNANIMOUS VOTE RESOLUTIONS (WHICH HAVE NOT BEEN RESCINDED, MODIFIED OR WITHDRAWN IN ANY WAY) (A) DETERMINING THAT THE MERGER AGREEMENT (AS DEFINED BELOW) AND THE TRANSACTIONS CONTEMPLATED THEREBY (THE “TRANSACTIONS”), INCLUDING THE OFFER AND THE MERGER (AS DEFINED BELOW), ARE ADVISABLE, FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND THE COMPANY’S STOCKHOLDERS, (B) APPROVING THE MERGER AGREEMENT AND THE TRANSACTIONS, INCLUDING THE OFFER AND THE MERGER, AND DECLARING THE MERGER AGREEMENT AND THE TRANSACTIONS, INCLUDING THE OFFER AND THE MERGER, ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND THE COMPANY’S STOCKHOLDERS, (C) AGREEING THAT THE MERGER SHALL BE EFFECTED UNDER SECTION 251(H) AND OTHER RELEVANT PROVISIONS OF THE DGCL (AS DEFINED BELOW) AND (D) RESOLVING TO RECOMMEND THAT THE HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES TO PURCHASER PURSUANT TO THE OFFER.
The Offer is not subject to any financing condition. The conditions to the Offer are described in Section 15 — “Conditions of the Offer” of the Offer to Purchase.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:
1.   The Offer to Purchase;
2.   The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients, together with the included Internal Revenue Service Form W-9;
3.   A Notice of Guaranteed Delivery to be used to accept the Offer if Shares and all other required documents cannot be delivered to Computershare Trust Company, N.A. (the “Depositary”) by the expiration of the Offer or if the procedure for book-entry transfer cannot be completed by the expiration of the Offer (the “Notice of Guaranteed Delivery”);
4.   A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and
5.   The Company’s Solicitation/Recommendation Statement on Schedule 14D-9, dated October 18, 2022.
We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at one minute following 11:59 p.m. (12:00 midnight), New York City time, on Tuesday, November 15, 2022, unless the Offer is extended or earlier terminated. If at the otherwise scheduled Offer Expiration Time, the Minimum Tender Condition is not satisfied but all of the other Offer Conditions (as defined in the Offer to Purchase) (other than those Offer Conditions that by their terms are to be satisfied at the consummation of the Offer, but subject to such Offer Conditions being capable of being satisfied) have been satisfied or waived, at the written request of the Company, Purchaser will extend the Offer on one occasion for an additional period specified by the Company of up to ten business days.
The Offer is being made in connection with the Agreement and Plan of Merger, dated as of October 3, 2022 (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, Parent and Purchaser, pursuant to which, on the same date as the consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company (the “Merger”), without a vote of the stockholders of the Company to adopt the Merger Agreement and consummate the Merger in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (as amended, the “DGCL”), with the Company continuing as the surviving corporation (the “Surviving Corporation”) in the Merger and thereby becoming a wholly owned subsidiary of Parent. As a result of the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (the “effective time”) (other than Shares (a) irrevocably accepted for purchase by Purchaser in the Offer, (b) owned by the Company (including as treasury stock) or owned by any direct or indirect wholly owned subsidiary of the Company, in each case immediately prior to the effective time (c) owned by Parent or Purchaser or any direct or indirect wholly owned subsidiary of Parent or (d) held by holders who are entitled to demand appraisal rights under Section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such Shares in the time and manner provided in Section 262 of the DGCL and, as of the effective time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL) will be cancelled and converted into the right to receive the Offer Price in cash (without interest and less any applicable withholding taxes), which we refer to as the “Merger Consideration.” Shares described in clauses (a), (b) and (c), which, in the case of clauses (b) and (c), will be automatically cancelled and retired and will cease to exists at the effective time and will not be exchangeable for the Merger Consideration. Shares described in clause (d) will entitle their holders only to the rights granted to them under Section 262 of the DGCL. Following the Merger, the Company will cease to be a publicly traded company.
THE COMPANY BOARD, AT A MEETING THEREOF DULY CALLED AND HELD, DULY ADOPTED BY UNANIMOUS VOTE RESOLUTIONS (WHICH HAVE NOT BEEN RESCINDED, MODIFIED OR WITHDRAWN IN ANY WAY) (A) DETERMINING THAT THE MERGER AGREEMENT AND THE TRANSACTIONS, INCLUDING THE OFFER AND THE MERGER, ARE ADVISABLE, FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND THE COMPANY’S STOCKHOLDERS, (B) APPROVING THE MERGER AGREEMENT AND THE

TRANSACTIONS, INCLUDING THE OFFER AND THE MERGER, AND DECLARING THE MERGER AGREEMENT AND THE TRANSACTIONS, INCLUDING THE OFFER AND THE MERGER, ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND THE COMPANY’S STOCKHOLDERS, (C) AGREEING THAT THE MERGER SHALL BE EFFECTED UNDER SECTION 251(H) AND OTHER RELEVANT PROVISIONS OF THE DGCL AND (D) RESOLVING TO RECOMMEND THAT THE HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES TO PURCHASER PURSUANT TO THE OFFER.
For Shares to be properly tendered pursuant to the Offer, (a) the share certificates or confirmation of receipt of such Shares under the procedure for book-entry transfer, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or, in the case of book-entry transfer, either such Letter of Transmittal or an Agent’s Message (as defined in Section 3 of the Offer to Purchase) in lieu of such Letter of Transmittal, and any other documents required in the Letter of Transmittal, must be timely received by the Depositary, or (b) the tendering stockholder must comply with the guaranteed delivery procedures, all in accordance with the Offer to Purchase and the Letter of Transmittal. You may gain some additional time by making use of the Notice of Guaranteed Delivery. Shares tendered by the Notice of Guaranteed Delivery will be excluded from the calculation of the Minimum Tender Condition, unless such Shares and other required documents are received by the Depositary by the Offer Expiration Time.
Except as set forth in the Offer to Purchase, Purchaser will not pay any fees or commissions to any broker or dealer or other person, other than to us, as the information agent, and Computershare Trust Company, N.A., as the Depositary, for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers. Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.
Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the undersigned at the address and telephone numbers set forth below.
Very truly yours,
MacKenzie Partners, Inc.
Nothing contained herein or in the enclosed documents shall render you the agent of Parent, Purchaser, the Information Agent or the Depositary or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.
The Information Agent for the Offer is: 1407 Broadway New York, New York 10018 (212) 929-5508 or Call Toll-Free (800) 322-2885 Email: tenderoffer@mackenziepartners.com